Exhibit 21.1

Subsidiaries of Vivint Smart Home, Inc.

Name	Jurisdiction of Incorporation / Organization
313 Aviation, LLC	Utah
Smart Home Pros, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
APX Group Holdings, Inc.	Delaware
APX Group, Inc.	Delaware
IPR LLC	Delaware
Farmington IP LLC	Delaware
Legacy Vivint Smart Home, Inc.	Delaware
Space Monkey, LLC	Delaware
Vivint Amigo, Inc.	Delaware
Vivint Funding US LLC	Delaware
Vivint Funding Holdings LLC	Delaware
Vivint Group, Inc.	Delaware
Vivint Servicing, LLC	Delaware
Vivint Solar Licensing, LLC	Delaware
Vivint Warranty and Home Insurance, LLC	Delaware
Vivint Louisiana LLC	Louisiana
Vivint Canada, Inc.	Canada
Vivint New Zealand Limited	New Zealand
Vivint Funding Canada LP	Ontario